FOR MORE INFORMATION CONTACT:	FOR IMMEDIATE RELEASE

David W. Heeter, President and CEO	December 5, 2008

(765) 747-2800

MutualFirst Financial, Inc.
Selected to Participate in the U.S. Department of the Treasury’s
Voluntary Capital Purchase Program

MUNCIE, INDIANA - MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of MutualBank, was notified by the U.S. Department of the Treasury that it has received preliminary approval to participate in the Treasury Capital Purchase Program. This program is available to healthy institutions.

While MutualFirst has not entered into an agreement with the Treasury Department to participate in this voluntary program, the Company is considering the possibility and is examining and evaluating the program details at this time.

David W. Heeter, President and CEO of MutualFirst, commented. “We are pleased to have received preliminary approval from the U.S. Treasury for participation in this program. MutualFirst already has strong capital ratios. Additional capital will enhance funding to meet the needs of our customers and local communities.”

MutualFirst Financial, Inc. and MutualBank offers financial services through the Internet at www.bankwithmutual.com and a network of thirty-three retail financial centers, spanning nine Indiana counties which include Delaware, Randolph, Kosciusko, Grant, Wabash, Elkhart, St. Joseph, and Hamilton Counties. MutualBank also has a trust office in Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. The Bank exceeds all applicable regulatory capital requirements. Following the merger of MFB Corp. in July, the Company has $1.40 billion in assets and is the 11th largest depository institution headquartered in Indiana. The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF”.

Forward-Looking Statements:
Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.